Exhibit 10.11
HANESBRANDS INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective November 1, 2013)

CERTIFICATE
I hereby certify that the attached document is the official version of the Hanesbrands Inc. Executive Deferred Compensation Plan as amended and restated effective November 1, 2013.
Dated this 23rd day of December , 2013.
HANESBRANDS INC.
By /s/ Virginia Piekarski
Its Member, Employee Benefits Administrative Committee

Section 1
Introduction
1.1    The Plan and Its Effective Date. The Hanesbrands Inc. Executive Deferred Compensation Plan was established as of January 1, 2006 and was subsequently amended and restated. The Plan is hereby amended and restated again, effective November 1, 2013.
1.2    Purpose.

(a)	The Company has established this Plan to allow Eligible Employees to defer compensation as described herein. The Plan is intended to be a top-hat plan described in Section 201(2) of ERISA.

(b)
Amounts deferred under the Plan on and after the Effective Date (and amounts described in Paragraph 5 of Supplement I to the Plan) are subject to the provisions of Section 409A of the Code; accordingly, as applied to those amounts, the Plan shall at all times be interpreted and administered so that it is consistent with such Code section notwithstanding any provision of the Plan to the contrary.

1.3    Administration. The Plan shall be administered by the Committee. The Committee shall have the powers set forth in the Plan and the complete discretionary power to interpret its provisions. Any decisions of the Committee shall be final and binding on all persons with regard to the Plan.
1.4    Plan Year. The Plan shall be administered on the basis of the Plan Year.

Section 2
Glossary of Terms
2.1    “Annual Base Salary” means the regular rate of compensation to be paid to the Eligible Employee for services rendered during the Plan Year while an Eligible Employee, excluding elective deferrals under Code Section 125, severance or termination payments, commissions, foreign service payments, payments for consulting services and such other unusual or extraordinary payments as the Committee may determine.
2.2    “Annual Bonus” means an Eligible Employee’s bonus for a year due under an annual bonus plan or any other short-term incentive plan of the Company or an Employer.
2.3    “Balance Calculation Date” means the date a Participant’s Deferral Account is valued for purposes of making a distribution from such Participant’s Deferral Account. For a distribution payable on a Distribution Date, the Balance Calculation Date is the last business day of the month preceding the Distribution Date; for distributions payable due to a Participant’s Separation from Service or pursuant to Sections 5.2 and 5.3, the Balance Calculation Date is the last business day of the month in which the Participant has a Separation from Service, is determined to be totally disabled or dies, as the case may be.
2.4    “Beneficiary” means the individual(s) or entity designated by a Participant to receive the balance of the Participant’s Deferral Account in the event of the Participant’s death prior to the payment of the Participant’s entire Deferral Account. To be effective, any beneficiary designation shall be filed in such manner as prescribed by the Committee. A Participant may revoke an existing beneficiary designation by filing another Beneficiary designation in such manner as prescribed by the Committee. The latest beneficiary designation received by the Committee shall be controlling. If no Beneficiary is named by a Participant or if he survives all of his named Beneficiaries, the Deferral Account shall be paid in the following order of precedence:

(a)	the Participant’s spouse (either opposite-sex or same-sex);

(b)	the Participant’s children (including adopted children), per stirpes;

(c)	the Participant’s beneficiary as designated by the Participant under the applicable life insurance plan sponsored by the Company or the Employer; or

(d)	the Participant’s estate.
2.5    “Code” means the Internal Revenue Code of 1986, as amended.
2.6    “Committee” means the Employee Benefits Administrative Committee of the Company.
2.7    “Company” means Hanesbrands Inc.
2.8    “Deferral” means the amount deferred pursuant to a Deferral Election and, as the context warrants, includes an “Employer Deferral.”
2.9    “Deferral Account” means the bookkeeping account established in the name of the Participant to hold all amounts deferred pursuant to the Participant’s Deferral Elections or pursuant to an Employer Deferral. As described in Supplement I to this Plan, separate rules apply to Transferred Participants’ Grandfathered Deferrals.
2.10     “Deferral Election” means a Participant’s irrevocable election to defer receipt of a Long-Term Incentive Payment, an Annual Bonus, and/or Annual Base Salary for a Plan Year.
2.11     “Distribution Date” means the specified date on which an Eligible Employee elects to have a Deferral paid or begin to be paid, pursuant to a Deferral Election.
2.12    “Effective Date” means the effective date of the Plan, January 1, 2006.
2.13    “Eligible Employee” means each executive of the Company or an Employer who is identified as eligible by the Committee.
2.14    “Employer” means any subsidiary or affiliate of the Company incorporated under the laws of any state in the United States that has adopted the Plan with the consent of the Committee.

2.15    “Employer Deferral” means an amount credited to a Participant’s Deferral Account by an Employer.
2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.17     “Interest Account” means the Investment Fund under which interest is credited to a Participant’s Deferral Account as specified in subsection 4.2(b).
2.18    “Investment Fund or Investment Funds” means the notional fund(s) or other investment vehicle(s) designated pursuant to Section 4.2.
2.19    “Long-Term Incentive Payment” means any payment due with respect to restricted stock units granted under the terms of the Stock Plan.
2.20    “Market Value” means the closing price of common stock of the Company on the applicable day on the New York Stock Exchange Composite Transaction Tape.
2.21    “Participant” means any Eligible Employee who makes a Deferral Election or has a Deferral Account under the Plan.
2.22    “Plan” means the Hanesbrands Inc. Executive Deferred Compensation Plan.
2.23    “Plan Year” means the calendar year.
2.24    “Re-Deferral Election” means a Participant’s irrevocable election to extend a Distribution Date.
2.25    “Separation from Service” means a Participant’s termination of employment due to retirement or otherwise, as defined in Treasury regulations section 1.409A-1(h).
2.26    “Stock Equivalent Account” means the Investment Fund under which all or a portion of a Participant’s Deferral Account is treated as if it is invested in common stock equivalents.

2.27    “Stock Plan” means the Hanesbrands Inc. Omnibus Incentive Plan (as amended from time to time) or any successor thereto that provides for the issuance to Participants of common stock of the Company.
2.28    “Top-50 Employee” means an employee described in the Company’s Procedures for Determining Top-50 Employees under Code Section 409A, as amended from time to time.
2.29    “Trust” means the grantor Trust or Trusts, if any, that the Company or an Employer may maintain to hold assets to be used for payment of benefits under the Plan.
2.30    “Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant or of a dependent of the Participant; (b) loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Committee.
2.31    “Valuation Date” means any business day on which a Participant’s Deferral Account is adjusted to reflect Deferrals, transfers between Investment Funds, distributions, notional gains or losses, and expenses.

Section 3
Participation and Deferral Elections
3.1    Participation. Subject to the conditions and limitations of the Plan, any Eligible Employee who makes a Deferral Election as described in Section 3.2 shall become a Participant in the Plan and shall remain a Participant until the entire balance of his Deferral Account is distributed to him.
3.2    Rules for Deferral Elections. Any Eligible Employee may make a Deferral Election for a Plan Year in accordance with the rules set forth below.

(a)	Eligibility. An Eligible Employee shall be eligible to make a Deferral Election only if he is an active, regular, full-time employee on the date such election is made.

(b)
Deferral Amounts. Under the Plan, for each Plan Year, an Eligible Employee may make no more than one Deferral Election for each of the Eligible Employee’s Long-Term Incentive Payments, Annual Bonus, Annual Base Salary and other payments in the amounts set forth below:

(i)	All or any portion of the Eligible Employee’s Annual Base Salary.

(ii)	All or any portion not less than 25 percent of the Eligible Employee’s Annual Bonus.

(iii)
The Eligible Employee’s Long-Term Incentive Payment in such increments and subject to such limitations and restrictions as the Committee may establish. Tranches of restricted stock units or other awards granted under the Stock Plan on a single date that vest on different dates may be treated as separate Long-Term Incentive Payments.

(iv)
With respect to any other bonuses and incentive payments under any plan or arrangement established by the Company or an Employer as the Committee may designate as compensation eligible for deferral under this Plan, in such increments and subject to such limitations and restrictions as the Committee may establish.

(c)
Timing and Other Requirements for Deferral Elections. All Deferral Elections must be made in such form as the Committee may prescribe and must be received by the Committee no later than the date specified by the Committee.

(i)
With respect to deferrals of Annual Base Salary, the date specified by the Committee generally may be no later than the end of the calendar year preceding the calendar year in which the Annual Base Salary is anticipated to be paid.

(ii)
With respect to the deferral of an Annual Bonus, the date specified by the Committee generally may be no later than the end of the calendar year preceding the beginning of the measurement period for such Annual Bonus; provided, however, that if the Committee determines that such Annual Bonus qualifies as “performance-based compensation” (as defined in Code Section 409A(4)(B)(iii) and the regulations thereunder), such Deferral Election may be made no later than six months before the end of the measurement period.

(iii)
With respect to the initial deferral of a Long-Term Incentive Payment, the date specified by the Committee generally may be no later than the date that is 30 days after the date of grant and no later than 12 months prior to the earliest date on which such Long-Term Incentive Payment will become vested; provided, however, that: (A) if an initial deferral of a Long-Term Incentive Payment is not completed within the time frames specified above, then a Re-Deferral Election may be elected to the extent permitted by subsection 3.2(i) below, and (B) if the Committee determines that such Long-Term Incentive Payment qualifies as “performance-based compensation” (as defined above), then such Deferral Election may be made no later than six months before the end of the measurement period. The Committee, in its complete discretion, may modify the general rules set forth above as permitted by guidance issued under Code Section 409A.

(d)
Special Rule for Newly Eligible Employees. Notwithstanding anything in paragraph (c) above to the contrary, in the first year in which an Eligible Employee becomes eligible to participate in the Plan, such Participant may make a Deferral Election within 30 days after the date the Participant first become eligible to participate; provided, however, that such election may only apply to compensation with respect to services to be performed subsequent to the election (with Annual Bonuses and Long-Term Incentive Payments prorated to the extent necessary to comply with regulations issued under Code Section 409A).

(e)
Elections Generally Irrevocable. Deferral Elections shall be irrevocable; provided, that if the Committee determines that a Participant has an Unforeseeable Financial Emergency, then the Participant’s Deferral Elections then in effect shall be revoked for the balance of the Plan Year with respect to all amounts not previously deferred; however, such Participant may make a new Deferral Election for the following Plan Year.

(f)	Investment Election. As part of each Deferral Election, an Eligible Employee must elect the Investment Funds that shall apply to the Deferral in accordance with Section 4.2.

(g)
Distribution Dates. As part of each Deferral Election, the Eligible Employee must specify a Distribution Date, which cannot be prior to the January 1 following the first anniversary of the date the Deferral Election is made. The Eligible Employee may also specify that payment may be made on the earlier of the Distribution Date or the Eligible Employee’s Separation from Service. An Eligible Employee may make a different Deferral Election for each separate Deferral under the Plan. Except as provided in subsection (i) below, an election under this subsection (g) is irrevocable and shall apply only to that portion of the Participant’s Deferral Account that is attributable to the Deferral.

(h)
Distribution Form. As part of each Deferral Election, an Eligible Employee must elect the form in which the Deferral will be paid in accordance with Section 5.1. The distribution form specified may, but need not, be the same for all distribution events. Except as provided in Section 5.1, an Eligible Employee’s election as to the method of payment shall be irrevocable.

(i)
Re-Deferrals. A Participant may make a Re-Deferral Election; provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election at least 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date is on or after the fifth anniversary of the prior Distribution Date. All Re-Deferral Elections shall be irrevocable and shall be made pursuant to such rules as the Committee may prescribe. If an initial deferral of a Long-Term Incentive Payment is not made within the time period specified in subsection 3.2(c), then a Re-Deferral Election may be made under this subsection no later than 12 months prior to the date on which such Long-Term Incentive Payment becomes vested. Notwithstanding any rules of the Plan to the contrary, the Committee, in its complete discretion, may modify the general redeferral rules set forth above as permitted by guidance issued under Code Section 409A.

(j)
Reduction for FICA and Income Taxes. Notwithstanding a Participant’s Deferral Election or any Plan provision to the contrary, the Company or an Employer may reduce a Participant’s Deferrals to the extent necessary to pay applicable Social Security taxes, including the Medicare portion of such taxes, or applicable state, local or foreign income taxes, payable on Deferrals before they would otherwise be paid or made available to the Participant.

(k)
Change in Deferrals due to Change in Election under Section 125 Plan. A change in a Participant’s Deferrals under the Plan will not be treated as an accelerated payment nor an impermissible Deferral Election, to the extent the change results solely from a change in the Participant’s election under a Code Section 125 plan maintained by the Company or an Employer.

3.3    Transfers. With the consent of the Committee and subject to such limits and in accordance with such rules as the Committee may establish in its sole discretion, a Participant who is employed by a subsidiary of the Company may elect to transfer his entire Deferral Account to a similar deferred compensation plan maintained by such subsidiary; provided, that no portion of a Participant’s Deferral Account that is attributable to a Deferral, the Distribution Date for which has or will have occurred before the scheduled transfer date, may be transferred under this provision.
3.4    Employer Deferrals. In addition to Deferrals made pursuant to a Participant’s Deferral Election under this Section 3, an Employer may credit an Employer Deferral to a Participant’s Deferral Account. The amount of any Employer Deferral shall be determined by the Employer in its complete discretion. Prior to the beginning of the period in which the related services are performed with respect to an Employer Deferral, the Employer shall specify the Distribution Date, any applicable vesting requirements, and the form of payment for the Employer Deferral. Once credited to the Participant’s Deferral Account, the Employer Deferral shall be treated the same as any other Deferral under the Plan.

Section 4
Deferral Accounts
4.1    Deferral Accounts. All amounts deferred pursuant to a Participant’s Deferral Elections under the Plan shall be allocated to the Participant’s Deferral Account in accordance with procedures established by the Committee. The Committee shall maintain a separate subaccount under a Participant’s Deferral Account for each Deferral.
4.2    Investment Funds. The available Investment Funds for the notional investment of Participants’ Deferral Accounts shall include the Stock Equivalent Fund and the Interest Account, each as further described below, and such other Investment Funds designated from time to time by members of the Company’s management identified by the Committee. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct the investment of any Company assets (including, if applicable, the assets of any Trust related to the Plan).

(e)	Stock Equivalent Account.

(i)
Amounts to be invested in the Stock Equivalent Account shall be converted to common stock equivalents as of the applicable crediting date, based on the applicable Market Value of Company common stock. Fractional stock equivalents shall be computed.

(ii)
An amount equal to the number of common stock equivalents as of the record date multiplied by the dividend paid on applicable common stock on each dividend payment date shall be credited to the Participant’s Deferral Account as soon as possible after the dividend payment date and shall be notionally invested in additional common stock equivalents.

(iii)
In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Company to stockholders, or any other similar change or event, adjustments shall be made with respect to the number of common stock equivalents credited to a Participant’s Deferral Account, as the Committee, in its discretion, may deem appropriate to reflect such change or event.

(f)
Interest Account. Under the Interest Account, interest is credited at the rate determined by the Committee from time to time; provided, however, that the rate of interest from the Effective Date through the end of the Company’s 2006 fiscal year shall be 4.775%, the rate of interest from January 1, 2007 through December 31, 2013 shall be the 5-year constant maturity Treasury note interest rate as published by the Federal Reserve in effect on the first business date of the applicable calendar year and, effective January 1, 2014, the rate of interest shall be designated from time to time by members of the Company’s management identified by the Committee, but not to exceed a rate that would be considered an above-market interest rate under applicable rules issued by the Securities and Exchange Commission.

4.3    Investment Elections and Changes. A Participant may elect from among the Investment Funds for the notional investment of his Deferral Account from time to time in accordance with procedures established by the Committee and the following:

(a)
Except as provided in subsection (b) below with respect to Long-Term Incentive Payments, if the Participant fails to make an investment election with respect to a Deferral, the Deferral shall be deemed to be invested in the Investment Fund identified by the Committee.

(b)
Any Deferral attributable to a Long-Term Incentive Payment in the form of common stock, restricted or otherwise, shall automatically be deemed to be invested in the Stock Equivalent Account and shall remain so invested for a minimum period of one year after such Deferral is credited under the Plan; thereafter, the Participant may make an investment election with respect to such Deferral in accordance with subsection (c) below.

(c)
Subject to subsection (b) above, a Participant may elect to transfer all or a part of his notional interest in an Investment Fund to one or more of the other available Investment Funds. Any such transfer shall be made in accordance with procedures established by the Committee.

4.4    Adjustment of Accounts. Pursuant to rules established by the Committee and applied on a uniform basis, Participants’ Deferral Accounts shall be adjusted on each Valuation Date specified by the Committee, to reflect the value of the various Investment Funds as of such date, including adjustments to reflect any Deferrals, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Deferral Accounts since the previous Valuation Date. The value of an Investment Fund at any Valuation Date shall be based on the fair market value of the Investment Fund as determined in accordance with procedures established by the Committee; the value of the Stock Equivalent Fund shall be based on the Market Value as of the applicable date.
4.5    Vesting. Unless a different rule is specified for Employer Deferrals under Section 3.4, a Participant shall be fully vested at all times in the balance of his Deferral Account.

Section 5
Payment of Benefits
5.1    Time and Method of Payment Under the Plan.

(g)
Distribution Options. Payment of a Participant’s Deferral made under the Plan shall be made in a single lump sum or in substantially equal annual installments over a period not exceeding ten years as elected by the Participant in the Deferral Election. If installment payments are elected, then except as provided in Section 5.4, the amount to be paid to the Participant as of an applicable payment date shall be determined by dividing the Participant’s Deferral Account balance as of the applicable Balance Calculation Date by the number of remaining installment payments. If a Participant fails to elect a method of payment, such payment shall be made in a single lump sum. Notwithstanding any provision of the Plan or a Participant’s Deferral Election, if a Participant’s distribution event is his Separation from Service, then payment shall be made in a single lump sum.

(h)
Time When Payments Begin. If a Participant’s Deferral is payable in a single lump sum, the payment shall be made within the 60-day period following the applicable Balance Calculation Date. If a Participant’s Deferral is payable in installment payments, then the Participant’s Deferral shall be paid in substantially equal annual installments commencing with the initial Balance Calculation Date and continuing on subsequent anniversaries of the initial Balance Calculation Date; provided that, if the Participant’s installments commenced before November 1, 2013, then the remaining installment payments shall be made as of each subsequent January 1st (based on the preceding December 31st Deferral Account balance) over the period elected by the Participant in the

Deferral Election. Notwithstanding any other provision of the Plan to the contrary: (i) distributions to be made to a Top-50 Employee upon his Separation from Service shall not be made before the date that is six months after the Top-50 Employee’s Separation from Service; and (ii) if any applicable payment period begins in one Plan Year and ends in the following Plan Year, the Participant shall not have the right to designate the year of the payment.

(i)
Changing Distribution Method. After the original Deferral Election, a Participant may elect to change the method of payment for a Deferral; provided, that such election shall be treated as a Re-Deferral Election. Installment payments shall be treated as a single payment for purposes of making a Re-Deferral Election, and the first scheduled installment will be the measuring standard for purposes of determining whether a Re-Deferral Election complies with the requirements of subsection 3.2(i) above.

(j)
Special Rule for Small Amounts. Notwithstanding any election by the Participant regarding the timing and manner of payment of his Deferrals, upon a Participant’s Separation from Service, if the total value of the Participant’s Deferral Account (excluding Grandfathered Deferrals described in Supplement I to this Plan, and determined as of the last business day of the month in which the Participant’s Separation from Service occurs) is less than $25,000, then the Participant’s Deferral Account shall be distributed in a lump sum within 60 days after the month in which the Participant’s Separation from Service occurs. Pursuant to subsection 5.1(b) above, a six-month delay shall be required for any such distribution to a Top-50 Employee.

5.2    Payment Upon Total Disability. In the event a Participant becomes totally disabled before all amounts credited to his Deferral Account have been paid, payment of the Participant’s Deferral Account shall be made in a lump sum within the 60-day period following the applicable Balance Calculation Date; provided that, if a Participant who is a Top-50 Employee incurs a Separation from Service and then becomes totally disabled, payment may not be made under this Section 5.2 before the end of the six-month period following the Participant’s Separation from Service and if the aforementioned 60-day period begins in one Plan Year and ends in the following Plan Year, the Participant shall not have the right to designate the year of the payment. A Participant will be considered to be totally disabled if the Participant (a) is determined to be unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.
5.3    Payment Upon Death of a Participant. In the event a Participant dies before all amounts credited to his Deferral Account have been paid, payment of the Participant’s Deferral Account shall be made to the Participant’s Beneficiary in a single lump sum payment within the 60-day period after the applicable Balance Calculation Date; provided that, if such 60-day period begins in one Plan Year and ends in the following Plan Year, the Participant’s Beneficiary shall not have the right to designate the year of the payment .
5.4    Form of Payment. The distribution of that portion of a Participant’s Deferral Account deemed to be invested in an Investment Fund other than the Stock Equivalent Account shall be made in cash. The distribution of that portion of a Participant’s Deferral Account deemed to be invested in the Stock Equivalent Account, less applicable withholding, shall be distributed in whole shares of Company common stock with fractional shares credited to federal income taxes withheld. The number of shares of applicable Company common stock to be paid to a Participant as of any applicable payment date or event shall be equal to the number of common stock equivalents accumulated in the Stock Equivalent Account on the applicable

Balance Calculation Date divided by the total of the payments to be made. Notwithstanding the foregoing, any portion of a Deferral deemed to be invested in the Stock Equivalent Account shall be distributed under the Stock Plan
5.5    Unforeseeable Financial Emergency. If the Committee determines that a Participant has incurred an Unforeseeable Financial Emergency, the Participant may withdraw in cash and/or stock the portion of the balance of his Deferral Account needed to satisfy the Unforeseeable Financial Emergency, to the extent that the Unforeseeable Financial Emergency may not be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of Deferrals under the Plan. A withdrawal on account of an Unforeseeable Financial Emergency shall be paid within the 60-day period following the date on which the withdrawal is approved by the Committee.
5.6    Withholding of Taxes. The Company shall withhold any applicable Federal, state or local income, employment or other tax from payments due under the Plan.

Section 6
Miscellaneous
6.1    Funding. Benefits payable under the Plan to any Participant shall be paid directly by the Participant’s Employer (including the Company if the Participant is employed by the Company). The Company and the Employers shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. Notwithstanding the foregoing, the Company and the Employers, in the discretion of the Committee, may maintain one or more Trusts; provided that, in no event shall the Company or an Employer make a contribution or deposit to a Trust during a “restricted period” as defined in Code Section 409A(b)(3). The assets of any such Trusts with respect to benefits payable to the employees of each Employer shall remain the assets of such Employer subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company or the Employer and shall discharge the Company or the Employer of any further liability under the Plan for such payments.
6.2    Account Statements. As soon as practical after the end of each calendar year (or after such additional date or dates as the Committee, in its discretion, may designate), each Participant shall be provided with a statement of the balance of his Deferral Account hereunder as of the last day of such calendar year (or as of such other dates as the Committee, in its discretion, may designate).
6.3    Employment Rights. Establishment of the Plan shall not be construed to give any Eligible Employee the right to be retained in the Company’s service or to any benefits not specifically provided by the Plan.
6.4    Interests Not Transferable. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind, except (a) as provided for under the sections of a Company plan or agreement that state the Company’s authority to demand repayment of amounts owed to the Company pursuant to those sections, (b) as required for purposes of withholding of any tax under the laws of the United States or any state or locality, or (c) pursuant to a court-approved property settlement agreement issued incident to the Participant’s divorce. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

6.5    Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Account of a Participant that are not distributed because of the Committee’s inability, after a reasonable search, to locate a Participant or his Beneficiary, as applicable, by the later of the end of the Plan Year in which the Participant’s Distribution Date, Separation from Service, or death occurs, or the end of the 90-day period following said Distribution Date, Separation from Service, or death. Unclaimed amounts shall be forfeited at the end of such period. These forfeitures will reduce the obligations of the Company under the Plan, and the Participant or Beneficiary, as applicable, shall have no further right to his Deferral Account.
6.6    Controlling Law, Venue. The law of North Carolina, without regard to any state’s choice of law principles, shall be controlling in all matters relating to the Plan to the extent not preempted by ERISA. Any legal action related to the Plan shall be brought only in a federal or state court located in North Carolina.
6.7    Gender and Number. Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.
6.8    Action by the Company. Except as otherwise specifically provided herein, any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or by action of any member of the Committee or person(s) authorized by resolution of the Board of Directors of the Company.
Section 7
Employer Participation
Any subsidiary or affiliate of the Company incorporated under the laws of any state in the United States may, with the approval of the Committee and under such terms and conditions as the Committee may prescribe, adopt the Plan. The Committee may amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Employer; provided, however, that an adopting Employer shall not have the authority to amend or terminate the Plan under Section 8.

Section 8
Amendment and Termination
The Company intends the Plan to be permanent, but reserves the right at any time by action of its Board of Directors to modify, amend or terminate the Plan; provided, however, that any amendment or termination of the Plan shall not reduce or eliminate any Deferral Account accrued through the date of such amendment or termination. Upon termination of the Plan, the Committee may provide that, notwithstanding the Distribution Date or form selected by each Participant, all Deferral Accounts will be distributed on a date and in a form selected by the Committee.
The Committee shall have the authority to adopt amendments to the Plan as set forth in resolutions of the Compensation Committee of the Board of Directors of the Company. The Committee shall provide notice of amendments it adopts to the Compensation Committee of the Board of Directors of the Company on a timely basis.
Any amendment or termination of the Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4), nor may any amendment permit a subsequent deferral unless such amendment complies with the requirements of Treasury regulations section 1.409A-2(b).

SUPPLEMENT I
TO
HANESBRANDS INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

Liabilities Transferred From
Sara Lee Corporation
Executive Deferred Compensation Plan

1.
Background. In connection with the establishment of the Company, Sara Lee Corporation (“Sara Lee”) and the Company caused the liabilities under the Sara Lee Corporation Executive Deferred Compensation Plan (the “Sara Lee Plan”) attributable to current and former employees of the Company (and of the Company’s predecessor, the Branded Apparel division of Sara Lee) to be transferred to the Plan. Current and former employees described in the immediately preceding sentence are described herein as “Transferred Participants.”

2.
Transfer, Effect of Transfer. Effective on January 1, 2006 (the “Transfer Date”), the liabilities/account balances of the Sara Lee Plan attributable to the Transferred Participants were transferred to the Company, to be held and administered in accordance with the terms of the Plan, as amended; provided, that any elections made under the Sara Lee Plan shall remain in effect under the Plan, and beneficiary designations made under the Sara Lee Plan shall remain in effect until changed in accordance with Section 2.4 of the Plan. The Plan is the successor to the Sara Lee Plan with regard to Transferred Participants.

3.
Special Rules for Grandfathered Deferrals. Any deferrals made by a Transferred Participant under the Sara Lee Plan prior to January 1, 2005 (“Grandfathered Deferrals”) shall be subject to the rules set forth below.

(a)
Previously Elected Distribution Dates. As part of each Deferral Election, the Transferred Participant was required to specify a Distribution Date for the Grandfathered Deferral, which may differ for various Grandfathered Deferrals. Except as provided below, each Distribution Date is irrevocable and shall apply only to that portion of the Transferred Participant’s Deferral Account, which is attributable to that Grandfathered Deferral.

(b)
Previously Elected Distribution Form. As part of each Deferral Election, a Transferred Participant was required to elect the form in which the Grandfathered Deferral will be paid beginning on the selected Distribution Date as either (i) a single lump sum or (ii) substantially equal annual installments over a period not exceeding ten years. If a Transferred Participant’s Grandfathered Deferral is payable in a single lump sum, the payment shall be made within the 60-day period following the applicable Balance Calculation Date. If a Transferred Participant’s Grandfathered Deferral is payable in installment payments, then payments shall be made in substantially equal annual installments commencing in the month following the initial Balance Calculation Date and continuing on subsequent anniversaries of the initial Balance Calculation Date; provided that, if the Participant’s installments commenced before November 1, 2013, then the remaining installment payments shall be made as of each subsequent January 1 (based on the preceding December 31st Grandfathered Deferral Account balance) over the period elected by the Transferred Participant in the Deferral Election. Except as provided below, a Transferred Participant’s election as to the time and method of payment shall be irrevocable.

(c)
Re-Deferral Elections for Grandfathered Amounts. A Transferred Participant may make a Re-Deferral Election with respect to Grandfathered Deferrals; provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election prior to the

December 1 of the calendar year preceding the calendar year in which the Distribution Date to be changed occurs, and (ii) the new Distribution Date is at least 12 months after the prior Distribution Date. All Re-Deferral Elections must be made pursuant to such rules as the Committee may prescribe.

(d)
Change in Method of Payment of Grandfathered Deferrals. A Transferred Participant may make a one-time election to change the method of payment elected by the Transferred Participant; provided, that such election shall not be effective unless the election to change the method of payment is received by the Committee prior to the December 1 of the calendar year preceding the calendar year in which the Distribution Date specified in the original Deferral Election occurs. All such elections must be made pursuant to such rules as the Committee may prescribe.

(e)
Unforeseeable Financial Emergency. If the Committee determines that a Participant has incurred an Unforeseeable Financial Emergency, the Participant may withdraw in cash and/or stock the portion of the balance of his Deferral Account needed to satisfy the Unforeseeable Financial Emergency, to the extent that the Unforeseeable Financial Emergency may not be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. A withdrawal on account of an Unforeseeable Financial Emergency shall be paid as soon as possible following the date on which the withdrawal is approved.

(f)
Early Withdrawal with Penalty. Notwithstanding the other provisions of the Plan and this Supplement to the contrary, a Transferred Participant may request a withdrawal from his Grandfathered Deferrals, pro rata, by filing a request with the Committee in such form as the Committee may prescribe. Any withdrawal under this provision will be charged with a 10 percent early withdrawal penalty, which will be withheld from the amount withdrawn and forfeited.

(g)
Disability. In the event a Transferred Participant becomes totally disabled (as defined above) before all Grandfathered Deferrals have been paid, payment of the Transferred Participant’s Grandfathered Deferrals shall be made or commence at the time and in the form of payment elected by the disabled Transferred Participant; provided, that the disabled Transferred Participant requests payment in writing within 180 days of becoming disabled. If such a request is not made, the disabled Transferred Participant’s Grandfathered Deferrals will be paid pursuant to the Deferral Elections and the normal provisions of the Plan.

(h)
Death. In the event a Transferred Participant dies before all Grandfathered Deferrals have been paid, payment of the Transferred Participant’s Grandfathered Deferrals shall be made or shall commence in at the time and in the form of payment elected by the Transferred Participant’s Beneficiary or the executor/executrix of the Transferred Participant’s estate; provided, that the request is made in writing within 180 days of the Transferred Participant’s death. If such a request is not made, the deceased Transferred Participant’s Grandfathered Deferrals will be paid pursuant to the Deferral Elections and the normal provisions of the Plan.

(i)
Small Amounts. Notwithstanding any election by the Transferred Participant regarding the timing and manner of payment of his Grandfathered Deferrals, upon a Participant’s retirement or other termination of employment, if the total value of the Transferred Participant’s Grandfathered Deferrals (determined as of the end of the month in which the Participant retires or otherwise terminates his employment) is less than $10,000, then the Transferred Participant’s Grandfathered Deferrals shall be distributed in a lump sum as soon as practicable thereafter.

4.
Liberty Fabrics Plan Transfer. Effective June 30, 2002, the account balances of certain participants in the Liberty Fabrics, Inc. Nonqualified Deferred Compensation Plan (the “Liberty Plan”) were transferred to and became subject to the provisions of the Sara Lee Plan. Those balances in the Sara Lee Plan were transferred to the Plan as part of the transfers described in this Supplement and shall be treated as separate Grandfathered Deferrals under the Plan. Accordingly, each Liberty Plan participant has specified a Distribution Date, method of payment, and investment alternative with respect to such transferred account balance. However, notwithstanding anything contained in the Plan to the contrary, a Liberty Plan participant may not make a one-time election to change the method of payment under Paragraph 3 above with respect to his transferred account balance.

5.
Rules for Non-Grandfathered Amounts. Amounts transferred from the Sara Lee Plan that were deferred on or after January 1, 2005 shall be subject to the rules described in the Plan rather than under Paragraph 3 of this Supplement.

6.
General. Except as expressly provided to the contrary in this Supplement, Transferred Participants will be subject to the terms and conditions of the Plan, as amended from time to time. The terms expressly defined in this Supplement shall supersede any conflicting terms of the Plan. All other defined terms used in this Supplement shall have the same meanings assigned to them by the Plan.